Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Establishment Labs Holdings Inc. on Form S-3 of our report dated March 1, 2023, with respect to our audits of the consolidated financial statements of Establishment Labs Holdings Inc. as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 and our report dated March 1, 2023 with respect to our audit of internal control over financial reporting of Establishment Labs Holdings Inc. as of December 31, 2022 appearing in the Annual Report on Form 10-K of Establishment Labs Holdings Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of a material weakness.

/s/ Marcum llp

Marcum llp

Los Angeles, CA

April 24, 2023